                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                                       FOR

                                 BRUCE D. PARKER

     This Agreement is entered into this 28th day of December, 2006, by and between AirNet Systems, Inc. (hereinafter referred to as the "Employer") and Bruce D. Parker (hereinafter referred to as the "Executive").

     WHEREAS, the Employer desires to employ the Executive as its Chief Executive Officer (the "CEO") and anticipates that the Executive will be appointed as chairman of the Board of Directors of the Employer (the "Board");

     WHEREAS, the Executive desires to be employed with the Employer in such capacity under the terms of this Agreement;

     NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:

     1. EMPLOYMENT AND DUTIES. The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer upon the terms and conditions hereinafter set forth. The Executive will serve the Employer as its CEO. In such capacity, the Executive will report directly to the Board and have all powers, duties, and obligations as are normally associated with such position. Every executive officer of the Company shall report to Executive. The Executive will further perform such other duties, which shall not be inconsistent with his position as CEO of Company, and hold such other position related to the business of the Employer and its Affiliates as may from time to time be reasonably requested of him by the Board. For purposes of this Agreement, an "Affiliate" shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Employer. The Executive will devote his skills, time, and attention to said position and in furtherance of the business and interests of the Employer and its Affiliates and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board (which will not be unreasonably withheld or delayed); provided, however, that the Executive will not be precluded from (a) continuing as a member of any board of directors on which he is serving as of the Effective Date or joining one additional board of directors; (b) maintaining and operating his consulting company in existence as of the Effective Date; and (c) participation in community, civic, charitable or similar activities which do not unreasonably interfere with his responsibilities hereunder. The Employer agrees to use its commercially reasonable efforts to cause Executive to be nominated as a director at each annual meeting of shareholders during the term of this

Agreement. Executive agrees to serve on the Board if elected. A failure to nominate the Executive to the Board of Directors during the term of this Agreement shall give the Executive the right to terminate his employment under this Agreement in accordance with Paragraph 5(g) hereof.

     2. TERM OF EMPLOYMENT.

     a. Original Term. This Agreement will be effective upon execution by both parties. The term of employment will begin, or be deemed to have begun, on December 28, 2006 (the "Effective Date"). It will continue through the one-year period ending on the day before the first anniversary date of the Effective Date, subject, however, to prior termination or to extension, as herein provided.

     b. Extension of Term. The Employer and the Executive agree that the Board will review the Executive's performance with the intent that, if the Executive's performance so warrants, the Employer may extend the term of this Agreement for additional time periods to be determined in the discretion of the Board. By October 1, 2007, or, in the event that this Agreement is extended as provided for in this Paragraph 2(b), within ninety (90) days preceding the end of any extension period, the Board will notify the Executive of the Employer's decision whether or not to grant an extension of this Agreement for an additional time period. In the event that the Board fails to notify the Executive, on or before the date described in the preceding sentence, of the decision regarding the extension of the term of this Agreement, the term of this Agreement will automatically be extended for an additional one-year period.

     3. COMPENSATION.

     a. Salary. The Executive will receive an initial annual base salary of Three Hundred Sixty Thousand Dollars ($360,000), which shall be reviewed at least annually and may be increased, but not decreased without the Executive's written consent, by the Board during the term of this Agreement. In the event that the Board increases the Executive's initial base salary, the amount of the initial base salary, together with any increase(s) will be his base salary (hereinafter referred to as the "Base Salary"). The Base Salary will be payable in accordance with the Employer's regular payroll payment practices.

     b. Sign-on Bonus. Within 5 days following the Effective Date, the Employer will pay the Executive a single lump sum amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000) as an incentive to enter into this Agreement. Payment will be made by the Employer in accordance with directions received from the Executive.

     c. Annual Bonus. Each calendar year, the Executive will be eligible for bonus compensation of up to one hundred percent (100%) of his Base Salary (the "Annual Bonus"). Such Annual Bonus will be based upon the attainment of reasonable goals determined annually within one month after the start of each calendar year by the Board. These goals may include, but shall not be limited to, (i) performance against budget; (ii) growth of cargo revenue; (iii) CEO succession development; (iv) strategic development; and (v) cash flow. Any Annual Bonus payable under this Paragraph 3(c) will be paid to the Executive in two installments. The first payment (based upon a target of 50% of his Base Salary and the attainment of relevant goals from January 1st through June 30th of each calendar year) will be made during the month of July of each year; and the second payment (based upon a target of the remaining 50% of his Base Salary and the attainment of relevant goals from July 1st through December 31st of each calendar year) will be made no later than March 15th of the calendar year following the calendar year for which such bonus is payable.

     d. Equity. Upon the Effective Date, the Executive will be granted a non-statutory stock option to purchase 150,000 common shares of the Employer with an exercise price equivalent to the closing price of the stock as of the Effective Date. Such option will be granted pursuant to the terms of the Employer's incentive equity plan (the "Equity Plan"); provided, that the right to purchase shares pursuant to the option will vest in (i) 75,000 shares as of the date of grant; and (ii) 75,000 shares on the day before the first anniversary of the date of grant. In the event that the Executive remains employed by the Employer after the first anniversary of the Effective Date, the Board will review and may, in its discretion, make additional grants of equity awards to the Executive under the Equity Plan.

     4. FRINGE BENEFITS AND EXPENSES.

     a. Fringe Benefits. The Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, vacation, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed senior executives of the Employer. To the greatest extent reasonably practicable, such benefits will be immediately available as of the Effective Date without any waiting periods or delays. Notwithstanding any provision contained in this Paragraph 4(a), during the term of this Agreement (including extensions thereof), the Executive will be entitled to a minimum of four (4) weeks of vacation per year. The Employer may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.

     b. Travel and Living Expenses. During the term of this Agreement (including extensions thereof), the Employer will provide the Executive with an apartment, agreeable to the Executive, in the Columbus Metropolitan area. The Employer will pay all expenses related to the maintenance of such apartment and will reimburse the Executive for all reasonable living expenses incurred by him while he is in the Columbus area. In addition, the Employer will reimburse the Executive for all reasonable travel expenses (at coach rates) incurred by him between his home and the Columbus area. Any expenses paid or reimbursed by the Employer pursuant to this Paragraph 4(b) will be grossed up to take into account all federal, state and local income taxes to be paid by the Executive with respect to the payment or reimbursement of such expenses. The Employer will pay such gross up amount to the Executive in a single lump sum payment within 15 days prior to the date on which the Executive is required to file his federal income tax return for the relevant tax year.

     c. Business Expenses. The Employer shall reimburse the Executive for all reasonable entertainment and miscellaneous expenses incurred by the Executive in connection with the performance of his business activities under this Agreement, in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives.

     5. TERMINATION OF EMPLOYMENT.

     a. Death of Executive. The Executive's employment hereunder will terminate upon his death and the Executive's beneficiary (as designated by the Executive in writing with the Employer prior to his death) will be entitled to the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment; and

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

     In the absence of a beneficiary designation by the Executive, or, if the Executive's designated beneficiary does not survive him, payments and benefits described in this subparagraph will be paid to the Executive's estate.

     b. Disability. The Executive's employment hereunder may be terminated by the Employer in the event of his Disability. For purposes of this Agreement, "Disability" means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. During any period that the Executive fails to perform his duties hereunder as a result of a Disability ("Disability Period"), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this subparagraph; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary. In the event that the Employer elects to terminate the Executive's employment pursuant to this subparagraph, the Executive will be entitled to the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment; and

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

     c. Termination of Employment for Cause. The Employer may terminate the Executive's employment at any time upon notice from Company for "Cause," if such Cause is determined by the Board. For purposes of this Agreement, the term "Cause" means that the Executive has:

          i. intentionally caused the Employer or any of its Affiliates, other than pursuant to the advice of the Employer's legal counsel, to violate a law which is reasonable grounds for serious civil or criminal penalties against the Employer, an Affiliate or the Board;

          ii. committed fraud or acted with intentional misconduct or gross negligence, in carrying out his duties under this Agreement which has caused demonstrable and serious injury to the Company;

          iii. been convicted of any crime involving moral turpitude or a violation of federal or state securities laws.

          iv. intentionally committed a material breach of any material covenant, provision, term or condition set forth in this Agreement and, if such breach is capable of being cured, shall have failed to cure such breach within ten (10) days of receipt of written notice of such breach from the Board.

     In the event that the Employer terminates the Executive's employment for Cause, the Executive will be entitled to the following payments and benefits:

               A. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment; and

               B. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

     d. Termination Without Cause. The Employer may terminate the Executive's employment for any reason upon thirty (30) days prior written notice to the Executive. If the Executive's employment is terminated by the Employer for any reason other than the reasons set forth in subparagraphs a, b or c of this Paragraph 5, the Executive will be entitled to the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, any Annual Bonus earned on a prorated calendar basis to the date of termination but unpaid and reflecting performance over the applicable period (based upon, if possible, measurement of the attainment of goals through the date of termination, or if measurement is not possible, based upon the Executive's target bonus through the date of termination) (hereinafter referred to as the "Accrued Bonus"), the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment;

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;

          iii. notwithstanding any provision contained elsewhere in this Agreement, full vesting of all outstanding awards granted to the Executive under the Equity Plan and, for purposes of exercising such awards, treatment of the Executive's termination of employment as a retirement under the Equity Plan; and

          iv. a single lump sum payment, payable within thirty (30) days following the date of termination of employment, equal to twelve (12) months of the Base Salary applicable to the Executive on the date of termination of employment.

     e. Voluntary Termination by Executive. The Executive may resign and terminate his employment with the Employer for any reason whatsoever upon not less than thirty (30) days' prior written notice to the Employer. In the event that the Executive terminates his employment voluntarily pursuant to this Paragraph 5(e), the Executive will be entitled to the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, any Accrued Bonus, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment; and

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.

     f. Voluntary Termination Upon Retention of New CEO. The Executive may resign and terminate his employment with the Employer upon the voluntary transition of the CEO's responsibilities to another individual that has been selected and is reasonably acceptable to the Board by providing thirty (30) days' prior written notice to the Employer. In the event that the Executive terminates his employment pursuant to this Paragraph 5(f), the Executive will be entitled to the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, any Accrued Bonus, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed--all, as of the date of termination of employment;

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;

          iii. notwithstanding any provision contained elsewhere in this Agreement, full vesting of all outstanding awards granted to the Executive under the Equity Plan and, for purposes of exercising such awards, treatment of the Executive's termination of employment as a retirement under the Equity Plan; and

          iv. a single lump sum payment, payable within thirty (30) days following the date of termination of employment, equal to six (6) months of the Base Salary applicable to the Executive on the date of termination of employment.

     g. Termination By Executive for Good Reason. The Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days' prior written notice following the occurrence of any of the following events:

          i. Executive is not nominated as a director during the term of this Agreement;

          ii. the Board significantly and adversely changes the nature or scope of the Executive's authority, powers, functions, duties or responsibilities;

          iii. without the prior consent of the Executive, there is a substantial and continued reduction in the level of support services, staff, secretarial and other assistance, office space available to a level below that which is reasonably necessary for the performance of Executive's duties;

          iv. the Company shall have committed a material breach of any material covenant, provision, term or condition set forth in this Agreement and, if such breach is capable of being cured, shall have failed to cure such breach within ten (10) days of receipt of written notice of such breach from the Executive; or

          v. without the prior consent of the Executive, the Company shall fail to keep in place Director and Officer Liability Insurance covering the Executive under substantially similar terms and in substantially similar amounts as in existence prior to the Effective Date.

In the event that the Executive terminates his employment pursuant to this Paragraph 5(g), the Executive will be entitled to the same payments and benefits as if Executive had been terminated without Cause as described in Paragraph 5(d).

     h. Failure to Extend Term of Agreement. If the Employer notifies the Executive that the Employer will not extend the term of this Agreement under the provisions of Paragraph 2(b) hereof, the Executive's employment under this Agreement will terminate at the end of such term and the Executive will be entitled to the same payments and benefits as if the Executive had been voluntarily terminated upon retention of a new CEO as described in Paragraph 5(f).

     6. CHANGE IN CONTROL.

     a. Occurrence of Change in Control. In the event that during the term of this Agreement, a Change in Control [as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder] occurs the Employer or its successor will pay to the Executive the following payments and benefits:

          i. any Base Salary that is accrued but unpaid, any Accrued Bonus, the value of any vacation that is accrued but unused, (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any expenses under subparagraphs b and c of Paragraph 4 that are unreimbursed -- all, as of the date of termination of employment;

          ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;

          iii. notwithstanding any provision contained elsewhere in this Agreement, full vesting of all outstanding awards granted to the Executive under the Equity Plan and, for purposes of exercising such awards, treatment of the Executive's termination of employment as a retirement under the Equity Plan; and

          iv. a single lump sum payment, payable within thirty (30) days after the Change in Control, equal to twelve (12) months of the total Base Salary applicable to the Executive as of the date of the Change in Control.

     b. Treatment of Taxes. If any payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Employer would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax laws as a result of payment upon a change of control, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

     7. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement will prevent or limit the Executive's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.

     8. CONFIDENTIAL INFORMATION. The Executive will hold in a fiduciary capacity, for the benefit of the Employer, all secret or confidential information, knowledge, and data relating to the Employer and its Affiliates, that shall have been obtained by the Executive during his employment with the Employer and that is not public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). During and after termination of the Executive's employment with the Employer, the Executive will not, without the prior written consent of the Board, communicate or divulge any such information, knowledge, or data to anyone other than the Employer or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive's failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only with prior notice to the Employer.

     The restrictions imposed on the release of information described in this Paragraph 8 may be enforced by the Employer and/or any successor thereto by an action for injunction and/or an action for damages. The provisions of this Paragraph 8 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement. Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 8.

     If the scope of any restriction contained in this Paragraph 8 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     9. INTELLECTUAL PROPERTY. The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of either the Employer 's business or an Affiliate's business, or which utilized Employer materials or information. For purposes of this Agreement, "intellectual property" means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer's sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit. Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published.

     10. ASSIGNMENT AND SURVIVORSHIP OF BENEFITS. The rights and obligations of the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer. If the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, then the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.

     11. NOTICES. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

                  If to the Employer:         AirNet Systems, Inc.
                                              7250 Star Check Drive
                                              Columbus, Ohio  43217

                  If to the Executive:        Bruce D. Parker
                                              At the last address on file
                                              with the Employer

     12. INDEMNIFICATION. The Executive shall be indemnified by the Employer to the extent provided in the case of officers under the Employer's Articles of Incorporation or Code of Regulations, to the maximum extent permitted under applicable law. The Employer shall use commercially reasonable efforts to continue its Director and Officer Liability Insurance ("DOL Insurance") under substantially similar terms and in substantially similar amounts as in existence prior to the termination of employment. The DOL Insurance shall be maintained for at least seven (7) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.

     13. TAXES. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Employer may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

     14. ARBITRATION; ENFORCEMENT OF RIGHTS. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Paragraphs 8 and 9, will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

     All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, will be paid by the Employer, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

     In the event that the Employer refuses or otherwise fails to make a payment when due and is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Bank of America, N.A., and in effect as of the date the payment was first due.

     15. GOVERNING LAW/CAPTIONS/SEVERANCE. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

     16. SECTION 409A. Notwithstanding any provision contained in this Agreement to the contrary, in the event that any payment to be made to the Executive under this Agreement is required to be delayed pursuant to the provisions of Section 409A of the Code, this Agreement shall be amended to comply with the applicable requirements of Code Section 409A; provided, that any such amendment shall require the prior written consent of Executive.

     17. ENTIRE AGREEMENT/AMENDMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       AIRNET SYSTEMS, INC.


                                       By:  /s/ James Ernest Riddle
                                            --------------------------

                                       ITS: Lead Director

                                            /s/ Bruce D. Parker
                                            --------------------------

                                       Date: December 28, 2006